Exhibit 99.1

TWMC - Q1 2019 Trans World Entertainment Corp Earnings Call

CORPORATE PARTICIPANTS

Edwin J. Sapienza Trans World Entertainment Corporation - CFO & Secretary

Michael Feurer Trans World Entertainment Corporation - CEO & Director

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment First Quarter 2019 Results Conference Call. (Operator Instructions)

At this time, it is my pleasure to turn the floor over to your host for today, Mr. Michael Feurer. Sir, the floor is yours.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thank you, Jess. Good morning. Thank you for joining us as we discuss our first quarter results. On the call with me today is Ed Sapienza, our Chief Financial Officer.

For the fye segment, comparable store sales were flat compared to the first quarter of last year, driven by a 7.3% positive increase in our lifestyle categories. Our customers continue to respond positively to our exclusive, unique and engaging merchandise point of view.

In the etailz segment, we saw the benefits of the performance improvement initiatives begun in the fourth quarter of 2018, highlighted by improved gross margins, lower SG&A expenses, improved supply chain efficiency and operating process improvements. As a result of the initiatives and disciplined inventory management in the fye segment, we were able to reduce cash used in operations by over $10 million for the first quarter as compared to the first quarter of last year.

Now Ed will take you through financial highlights for the first quarter.

Edwin J. Sapienza - Trans World Entertainment Corporation - CFO & Secretary

Thanks, Mike. Good morning, everyone. Consolidated revenue for the quarter was $80.2 million versus $96.6 million last year.

In the fye segment, comparable store sales were flat compared to last year as a comp increase of 7.3% in our lifestyle category was offset by declines in electronics and our heritage media categories. Electronics declined 4.3% compared to the same period last year. The lifestyle and electronics categories combined represented 54% of our revenue as compared to 50% in the first quarter of last year. Media category comp sales declined 5.1% for the quarter and represented 46% of the fye segment sales compared to 50% last year. Music sales were down 0.1% and video sales were down 8%.

In the etailz segment, revenue for the first quarter was $35.1 million as compared to $42.5 million during the comparable first quarter last year. The decline in revenue was due to the vendor rationalization and remediation initiative. Rationalization and remediation activities included eliminating and transitioning unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.

Consolidated gross profit for the quarter was $25.4 million or 31.7% of revenue compared to $31.7 million or 32.8% of revenue last year. In the fye segment, the gross margin rate was 38.9% of revenue compared to 41.2% last year. Gross margin improved throughout the quarter as we refreshed our lifestyle merchandise following the holiday season. In the etailz segment, gross profit for the first quarter was $7.9 million or 22.5% of revenue versus $9.4 million or 22.1% last year.

Consolidated SG&A expenses for the quarter were $32 million or 39.9% of revenue compared to $36.5 million or 37.8% last year. In the fye segment, SG&A expenses decreased $3.5 million or 13.1% for the first quarter to $23 million. The decline in SG&A expenses was due to fewer stores in operation and other expense saving initiatives implemented in the fourth quarter of 2018. In the etailz segment, SG&A expenses for the first quarter were $9 million or 25.5% of revenue compared to $10 million or 23.5% of revenue for the same period last year. The decline in SG&A expenses was due to expense reduction initiatives implemented in the fourth quarter of 2018.

Consolidated operating loss for the quarter was $7.6 million compared to an operating loss of $8.2 million last year. For the first quarter, our net loss was $7.8 million or $0.21 per diluted share as compared to a net loss of $8.1 million or $0.22 per diluted share last year.

Cash and cash equivalents at the end of the first quarter were $4 million compared to $15 million last year. Cash used in operations was reduced by $10.4 million compared to the same period last year. As of May 4, 2019, borrowings under our credit facility were $3.1 million, with $23.1 million in remaining availability on the facility.

Inventory was $88 million at the end of the first quarter versus $111 million at the end of last year. In the fye segment, inventory per square foot was $60 at the end of the first quarter, the same level as at the end of the first quarter of last year.

We ended the quarter with 206 stores and 1.1 million square feet in operation versus last year’s 253 stores and 1.4 million square feet.

Now I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO & Director

Thanks, Ed. In the fye segment, we continue to see progress from our ongoing efforts to change our merchandise point of view based on unique, relevant, collaborative as well as exclusive merchandise. This will drive the continued reinvention of the fye brand throughout 2019.

Etailz represents a top marketplace retailer at scale. Our recent initiatives and long-term strategic plan are focused on strengthening the core business and improving profitability, which will be used to fund growth initiatives and innovation for the future. Our primary initiatives include utilizing a profit-driven approach to rationalize and transition our vendor portfolio, streamline core operations and increase the value proposition for our vendor partners.

In order to create a leaner organization that is better aligned with current and future business focus, etailz implemented a 30% reduction in workforce. In addition, we implemented expense reductions across the organization. etailz is also in the process of implementing strategies designed to further improve working capital efficiencies, including inventory — increasing inventory turns and decreasing Amazon storage fees. In addition to these initiatives, utilizing technology, data and operating expertise, etailz has identified other strategic growth opportunities, including offering a broader selection of merchandise with limited inventory investments through dropship relationships with key vendors, utilizing robust technology and data capabilities to identify higher margin private label opportunities and continuing to offer and build agency services informed by etailz’ in-place technology and expertise. The company is committed to taking steps to improve operating results for both segments as management diligently executives its strategy to deliver value for shareholders.

This concludes our call. I’d like to thank you for your time today, and we look forward to talking to you about our second quarter results — 2019 results in August. Thank you.

Operator

Thank you for your participation. Ladies and gentlemen, you may disconnect at this time. Have a great day.